Exhibit 4.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

As of December 31, 2019, Webster Financial Corporation (“Webster Financial” or the “Company”) had two classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): (i) common stock, $0.01 par value per share (the “common stock”); and (ii) depositary shares (the “depositary shares”), each representing 1/1000th interest in a share of 5.25% Series F Non-Cumulative Perpetual Preferred Stock (the “Series F Preferred Stock”). Each of the Company’s securities registered under Section 12 of the Exchange Act are listed on The New York Stock Exchange.
DESCRIPTION OF COMMON STOCK

The following is a description of the rights of common stock and related provisions of the Company’s Fourth Amended & Restated Certificate of Incorporation (the “Certificate of Incorporation”), the Company’s Bylaws (as amended, effective June 9, 2014) (the “Bylaws”), and applicable Delaware law. The description herein does not contain all of the information that you may find useful or that may be important to you. You should refer to the provisions of our Certificate of Incorporation, Bylaws and the applicable provisions of the Delaware General Corporation Law (“DGCL”) law and federal law governing bank holding companies because they, and not the summaries, define the rights of holders of shares of our common stock.
Where You Can Find More Information

Our common stock is traded on the New York Stock Exchange under the symbol WBS. Webster's internet address is www.websterbank.com and investor relations internet address is www.wbst.com. Webster makes available free of charge on these websites its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, definitive proxy statements, and amendments, if any, to those documents filed or furnished pursuant to Section 13(a) of the Securities Exchange Act of 1934, as soon as practicable after it electronically files such material with, or furnishes it to, the United States Securities and Exchange Commission (SEC). These documents are also available to the public on the Internet at the SEC's website at www.sec.gov. Information on Webster’s website and its investor relations website is not incorporated by reference herein. You can obtain copies of our Certificate of Incorporation and Bylaws from these resources

General

Our Certificate of Incorporation provides the authority to issue 200,000,000 shares of common stock, par value $.01 per share. Each share of our common stock has the same relative rights and is identical in all respects to each other share of our common stock. Our common stock is non-withdrawable capital, is not of an insurable type, and is not insured by the Federal Deposit Insurance Corporation or any other governmental entity.

Voting Rights

Holders of our common stock are entitled to one vote per share on each matter properly submitted to stockholders for their vote, including the election of directors. Holders of our common stock do not have the right to cumulate their votes for the election of directors, which means that the holders of more than 50% of the shares of common stock voting for the election of directors can elect 100% of the directors standing for election at any meeting if they choose to do so. In that event, the holders of the remaining shares voting for the election of directors will not be able to elect any person or persons to our board of directors at that meeting.

Liquidation Rights

The holders of our common stock and the holders of any class or series of stock entitled to participate with the holders of our common stock as to the distribution of assets in the event of any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, will become entitled to participate equally in the distribution of any of our assets remaining after we have paid, or provided for the payment of, all of our debts and liabilities and after we have paid, or set aside for payment, to the holders of any class of stock having preference over the common stock in the event of liquidation, dissolution or winding-up, the full preferential amounts, if any, to which they are entitled.
Dividends

The holders of our common stock and any class or series of stock entitled to participate with the holders of our common stock are entitled to receive dividends declared by our board of directors out of any assets legally available for distribution. The board may not declare, and we may not pay, dividends or other distributions, unless we have paid or the board has declared or set aside all accumulated dividends and any sinking fund, retirement fund or other retirement payments on any class of stock having preference as to payments of dividends over our common stock. As a holding company, our ability to pay distributions is affected by the ability of our subsidiaries to pay dividends. The ability of our bank subsidiary, and our ability, to pay dividends in the future is, and could in the future be further, influenced by bank regulatory requirements and capital guidelines.

Miscellaneous
The holders of our common stock have no preemptive or conversion rights for any shares that may be issued. Our common stock is not subject to additional calls or assessments, and all shares of our common stock currently outstanding are fully paid and nonassessable. All shares of common stock offered pursuant to a prospectus supplement, or issuable upon conversion, exchange or exercise of the Preferred Stock or other convertible securities, will, when issued, be fully paid and non-assessable, which means that the full purchase price of the shares will have been paid and the holders of the shares will not be assessed any additional monies for the shares.
Some Important Charter Provisions

Any amendment to our Certificate of Incorporation must be approved by at least two-thirds of our board of directors at a duly constituted meeting called for that purpose and also by stockholders by the affirmative vote of at least a majority of the shares entitled to vote thereon at a duly called annual or special meeting; provided, however, that approval by the affirmative vote of at least two-thirds of the shares entitled to vote is required to amend the provisions regarding amendment of our Certificate of Incorporation, directors, Bylaws, approval for acquisitions of control and offers to acquire control, criteria for evaluating offers, the calling of special meetings of stockholders, greenmail, and stockholder action by written consent. In addition, the provisions regarding business combinations may be amended only by the affirmative vote of at least 80% of the shares entitled to vote on the matter. Our Bylaws may be amended by the affirmative vote of at least two-thirds of the board of directors or by stockholders by the affirmative vote of at least two-thirds of the total votes eligible to be voted, at a duly constituted meeting called for that purpose.

Our Certificate of Incorporation also provides that no individual, firm, corporation or other entity may, alone or based on shared power, make any offer to buy or acquire, any solicitation of an offer to sell, any tender offer for, or any request or invitation for tender of, 10% or more of our outstanding shares of capital stock generally entitled to vote for directors without either:

(1) receiving the approval of at least two-thirds of our directors then in office; or

(2) obtaining approval from the appropriate federal regulatory authorities pursuant to applicable laws and regulations.

Our Certificate of Incorporation requires that business combinations between the Company, or any majority-owned subsidiary of the Company, and a 10% or more stockholder or its affiliates or associates, referred to collectively in this section as the “interested stockholder,” be approved either by:

(1) at least 80% of the total number of outstanding shares of capital stock entitled to vote generally in the election of directors;

(2) at least two-thirds of our continuing directors, which means those directors unaffiliated with the interested stockholder and serving before the interested stockholder became an interested stockholder; or

(3) meet specified price and procedure requirements that provide for consideration per share generally equal to or greater than that paid by the interested stockholder when it acquired its block of stock.

The types of business combinations with an interested stockholder covered by this provision include:

•any merger, consolidation or share exchange;

•any sale, lease, exchange, mortgage, pledge or other transfer of assets other than in the usual and regular course of business;

•any issuance or transfer of equity securities having an aggregate market value in excess of 5% of the aggregate market value of our outstanding shares;

•the adoption of any plan or proposal of liquidation proposed by or on behalf of an interested stockholder; or

•any reclassification of securities, recapitalization of the Company or any merger or consolidation of the Company with any of its subsidiaries or any other transaction which has the effect of increasing the proportionate ownership of the interested stockholder.

These provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of the Company. Our Certificate of Incorporation excludes our employee stock purchase plans and other employee benefit plans from the definition of interested stockholder. Since the terms of our Certificate of Incorporation and Bylaws may differ from the general information we are providing, you should only rely on the actual provisions of our Certificate of Incorporation and Bylaws. If you would like to read our Certificate of Incorporation and Bylaws, you may request a copy from us by following the directions under the heading “Where You Can Find More Information.”

NYSE Listing

Our common stock is listed on the New York Stock Exchange under the symbol “WBS.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Broadridge Corporate Issuer Solutions, Inc.

DESCRIPTION OF SERIES F PREFERRED STOCK

The following is a brief description of the material terms of the Series F Preferred Stock. The following summary of the terms and provisions of the Series F Preferred Stock does not purport to be complete in all respects, and is qualified in its entirety by reference to the pertinent sections of our Certificate of Incorporation, including the Certificate of Designations creating the Series F Preferred Stock, Bylaws, and the applicable provisions of the DGCL and federal law governing bank holding companies, because they, and not the summaries, define the rights of holders of shares of our Series F Preferred Stock.

General

The 5.25% Series F Non-Cumulative, Perpetual Preferred Stock is a single series of our authorized preferred stock. We have issued 6,000,000 depositary shares, representing 6,000 shares of issued and outstanding Series F Preferred Stock. Shares of Series F Preferred Stock, upon issuance against full payment of the purchase price for the depositary shares, will be validly issued, fully paid and nonassessable. The depositary is the sole holder of shares of Series F Preferred Stock. The holders of depositary shares are required to exercise their proportional rights in the Series F Preferred Stock through the depositary, as described herein.

With respect to the payment of dividends and distributions upon liquidation, dissolution or winding-up of our business and affairs, the Series F Preferred Stock will rank (i) senior to our common stock and each other series of preferred stock we may issue (unless expressly provided otherwise in the certificate of designations creating such preferred stock), (ii) pari passu with each other series of our preferred stock which expressly provides in the certificate of designations creating such preferred stock that it will rank pari passu with the Series F Preferred Stock, and (iii) junior to all existing and future indebtedness and other non-equity claims on us and to each other series of our preferred stock which expressly provides in the certificate of designations creating such preferred stock that it will rank senior to the Series F Preferred Stock. We have no other series of preferred stock outstanding.
The Series F Preferred Stock is not convertible into, or exchangeable for, shares of any other class or series of our capital stock or other securities. The Series F Preferred Stock is perpetual and has no maturity date.

We reserve the right to re-open this series and issue additional shares of the Series F Preferred Stock either through public or private sales at any time and from time to time, without notice to or consent of holders of the Series F Preferred Stock. In the event we issue additional shares of Series F Preferred Stock, we will cause a corresponding number of additional depositary shares to be issued. The additional shares would form a single series with all previously issued shares of Series F Preferred Stock. In addition, we may from time to time, without notice to or consent of holders of the Series F Preferred Stock, issue additional shares of preferred stock that rank equally with or junior to the Series F Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and distributions upon our liquidation, dissolution or winding-up.

Dividends

Dividends on the Series F Preferred Stock are not cumulative and are not mandatory. If our board of directors (or a duly authorized committee of our board of directors) does not declare a dividend on the Series F Preferred Stock in respect of a dividend period, then no dividend shall be deemed to have accrued for such dividend period, no dividend shall be payable on the applicable dividend payment date, and we will have no obligation to pay any dividend for that dividend period, whether or not our board of directors (or a duly authorized committee of our board of directors) declares a dividend for any future dividend period with respect to the Series F Preferred Stock or at any future time with respect to any other class or series of our capital stock.

References to the “accrual” (or similar terms) of dividends in this “Description of Series F Preferred Stock” refer only to the determination of the amount of such dividend and do not imply that any right to a dividend arises prior to the date on which a dividend is declared.

Holders of Series F Preferred Stock will be entitled to receive, when, as and if declared by our board of directors (or a duly authorized committee of our board of directors), out of assets legally available for the payment of dividends under the DGCL, non-cumulative cash dividends at a rate equal to 5.25% of the $25,000 per share liquidation amount of the Series F Preferred Stock (equivalent to $25 per depositary share) per annum, payable in arrears on each dividend payment date with respect to the dividend period (or portion thereof) ending on the day preceding such respective dividend payment date.

If declared by our board of directors (or a duly authorized committee of our board of directors), we will pay dividends on the Series F Preferred Stock quarterly on March 15, June 15, September 15 and December 15 of each year (beginning on March 15, 2018), each such date referred to as a dividend payment date. If any dividend payment date falls on a day other than a business day, then any dividend declared and otherwise payable on that dividend payment date will be paid on the next business day without any adjustment to the amount of dividends paid. A business day means any means each Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in New York, New York are generally authorized or obligated by law or executive order to close.

A dividend period for the Series F Preferred Stock is the period from, and including, a dividend payment date to, but excluding, the next dividend payment date, except that the initial dividend period for shares of the Series F Preferred Stock issued in connection with this offering will commence on and include the date we first issue such shares of Series F Preferred Stock. Dividends payable on the Series F Preferred Stock will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dollar amounts resulting from that calculation will be rounded to the nearest cent, with one-half cent being rounded upward. We will not pay interest or any sum of money instead of interest on any dividend payment that may be in arrears on the Series F Preferred Stock.

Dividends will be payable to holders of record of Series F Preferred Stock as they appear on our stock register on the applicable record date, which shall be the 15th calendar day before the applicable dividend payment date, or such other record date, no more than 60 calendar days nor less than 10 calendar days before the applicable dividend payment date, as shall be fixed by our board of directors (or a duly authorized committee of our board of directors) (the “dividend record date”). A dividend record date established for the Series F Preferred Stock need not be a business day. The corresponding record dates for the depositary shares will be the same as the record dates for the Series F Preferred Stock.

Dividends on the Series F Preferred Stock will cease to accrue on the redemption date, if any, as described below under “—Redemption.”

Priority Regarding Dividends

So long as any share of Series F Preferred Stock remains outstanding, unless (i) the full dividends for the most recently completed dividend period have been declared and paid (or declared and a sum sufficient for the payment thereof has been set aside) on all outstanding shares of Series F Preferred Stock and (ii) we are not in default on our obligation to redeem any shares of Series F Preferred Stock that have been called for redemption:

•no dividend shall be declared, paid or set aside for payment and no distribution shall be declared, made or set aside for payment on any junior stock (as defined below) (other than (i) a dividend payable solely in junior stock or (ii) any dividend in connection with the implementation of a stockholders’ rights plan, or the redemption or repurchase of any rights under any such plan);

•no shares of junior stock shall be repurchased, redeemed or otherwise acquired for consideration by us, directly or indirectly, other than (i) as a result of a reclassification of junior stock for or into other junior stock, (ii) the exchange or conversion of junior stock for or into other junior stock, (iii) through the use of the proceeds of a substantially contemporaneous sale of other shares of junior stock, (iv) purchases, redemptions or other acquisitions of shares of the junior stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants, (v) purchases of shares of junior stock pursuant to a contractually binding requirement to buy junior stock existing prior to the most recently completed dividend period, including under a contractually binding stock repurchase plan, or (vi) the purchase of fractional interests in shares of junior stock pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged, nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by us; and

•no shares of dividend parity stock (as defined below) shall be repurchased, redeemed or otherwise acquired for consideration by us, directly or indirectly, during a dividend period, other than (i) pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series F Preferred Stock and such dividend parity stock, (ii) as a result of a reclassification of dividend parity stock for or into other dividend parity stock, (iii) the exchange or conversion of dividend parity stock for or into other dividend parity stock or junior stock, (iv) through the use of the proceeds of a substantially contemporaneous sale of other shares of dividend parity stock, (v) purchases of shares of dividend parity stock pursuant to a contractually binding requirement to buy dividend parity stock existing prior to the most recently completed dividend period, including under a contractually binding stock repurchase plan, or (vi) the purchase of fractional interests in shares of dividend parity stock pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged, nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by us.

When dividends are not paid in full upon the shares of Series F Preferred Stock and any dividend parity stock, all dividends paid or declared for payment on a dividend payment date with respect to the Series F Preferred Stock and the dividend parity stock will be shared based on the ratio between the then-current dividends due on shares of Series F Preferred Stock and (i) in the case of any series of non-cumulative dividend parity stock, the aggregate of the current and unpaid dividends due on such series of preferred stock and (ii) in the case of any series of cumulative dividend parity stock, the aggregate of the current and accumulated and unpaid dividends due on such series of preferred stock.

Subject to the foregoing, and not otherwise, such dividends (payable in cash, securities or otherwise) as may be determined by our board of directors (or a duly authorized committee of our board of directors) may be declared and paid on any class or series of junior stock or any dividend parity stock from time to time out of assets legally available for such payment, and the holders of Series F Preferred Stock will not be entitled to participate in any such dividend. Holders of the Series F Preferred Stock will not be entitled to receive any dividends not declared by our board of directors (or a duly authorized committee of our board of directors) and no interest, or sum of money in lieu of interest, shall be payable in respect of any dividend not so declared.

As used in this “Description of Series F Preferred Stock”:

•“junior stock” means our common stock and any other class or series of our capital stock now or hereafter authorized, issued or outstanding that, by its terms, does not expressly provide that it ranks pari passu with or senior to the Series F Preferred Stock as to (i) payment of dividends and (ii) distributions upon our liquidation, dissolution or winding-up; and

•“dividend parity stock” means any other class or series of our capital stock now or hereafter authorized, issued or outstanding that, by its terms, expressly provides that it ranks pari passu with the Series F Preferred Stock as to the payment of dividends (regardless whether such capital stock bears dividends on a non-cumulative or cumulative basis).

Restrictions on the Payment of Dividends

The payment of dividends on the Series F Preferred Stock is subject to the priority provisions and other restrictions described above in “—Dividends.” Our ability to pay dividends on the Series F Preferred Stock is also dependent on our ability to receive dividends from our subsidiaries.

Further, dividends on the Series F Preferred Stock will not be declared, paid or set aside for payment if we fail to comply, or if and to the extent such act would cause us to fail to comply, with applicable laws and regulations, including any capital adequacy guidelines or regulations of the Board of Governors of the Federal Reserve (the “Federal Reserve”) (or, as and if applicable, the capital adequacy guidelines or regulations of any successor appropriate federal banking agency (as defined in Section 3(q) of the Federal Deposit Insurance Act)). The Certificate of Designations creating the Series F Preferred Stock explicitly provides that dividends on the Series F Preferred Stock may not be declared or set aside for payment if and to the extent such dividends would cause us to fail to comply with the applicable capital adequacy guidelines.

Redemption

No Mandatory Redemption

The Series F Preferred Stock is perpetual and has no maturity date. The Series F Preferred Stock is not subject to any mandatory redemption, sinking fund, or other similar provisions.

Neither the holders of Series F Preferred Stock nor holders of depositary shares will have the right to require the redemption or repurchase of the Series F Preferred Stock.

Optional Redemption

We may redeem the Series F Preferred Stock at our option, through a resolution duly adopted by our board of directors (or a duly authorized committee of our board of directors), in whole or in part, from time to time, subject to the approval of the appropriate federal banking agency, on December 15, 2022 or any dividend payment date occurring thereafter, at a price equal to $25,000 per share (equivalent to $25 per depositary share), plus (except as otherwise provided) the per share amount of any declared and unpaid dividends (without accumulation of any undeclared dividends) on the Series F Preferred Stock prior to the date fixed for redemption (the “redemption date”).

Redemption Following a Regulatory Capital Treatment Event

Notwithstanding the foregoing, following our good faith determination that an event has occurred that would constitute a regulatory capital treatment event (as defined below), we may, at our option, subject to the approval of the appropriate federal banking agency, provide notice of our intent to redeem in accordance with the procedures described below, and subsequently redeem, in whole but not in part, at a redemption price equal to $25,000 per share (equivalent to $25 per depositary share), plus any declared and unpaid dividends, without accumulation of any undeclared dividends.

A “regulatory capital treatment event” means our good faith determination that, as a result of (i) any amendment to, or change (including any announced prospective change) in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective (or will become effective) after the initial issuance of any share of Series F Preferred

Stock; (ii) any proposed change in those laws or regulations that is announced or becomes effective (or will become effective) after the initial issuance of any share of Series F Preferred Stock; or (iii) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced after the initial issuance of any share of Series F Preferred Stock, there is more than an insubstantial risk that we will not be entitled to treat the full liquidation value of the shares of Series F Preferred Stock then outstanding as “Tier 1 Capital” (or its equivalent) for purposes of the capital adequacy guidelines or regulations promulgated by the Federal Reserve (or, as and if applicable, the capital adequacy guidelines or regulations of any successor appropriate federal banking agency), as then in effect and applicable, for as long as any share of Series F Preferred Stock is outstanding.

Redemption Procedures and Limitations

If any shares of Series F Preferred Stock are redeemed, the redemption price payable to the holder of any shares called for redemption will be payable on the applicable redemption date against the surrender to us or our agent of any certificate(s) evidencing the shares called for redemption. Any declared but unpaid dividends payable on a redemption date but occurring after the dividend record date for any dividend period shall not be paid to the holder of Series F Preferred Stock entitled to receive the redemption price, but will instead be paid to the holder of record of the redeemed shares on the dividend record date relating to the applicable dividend payment date
.
If any shares of Series F Preferred Stock are to be redeemed, a notice of redemption shall be given by first class mail to the holders of record of the Series F Preferred Stock to be redeemed at their respective last addresses appearing on the books of Webster (provided that, if the Series F Preferred Stock is held in book-entry form through the Depository Trust Company (“DTC”), we may give such notice in any manner permitted by DTC). Any notice of redemption shall be mailed at least 30 days and no more than 60 days before the redemption date, and each notice of redemption will include a statement setting forth:

•the redemption date;

•the number of shares of the Series F Preferred Stock to be redeemed and, if less than all the shares held by the holder are to be redeemed, the number of shares of Series F Preferred Stock to be redeemed from the holder;

•the redemption price; and

•the place or places where the certificates evidencing shares of Series F Preferred Stock are to be surrendered for payment of the redemption price.

Any notice of redemption mailed or otherwise delivered as described above shall be conclusively presumed to have been duly given, whether or not any holder of the Series F Preferred Stock receives such notice. Failure to duly give notice of redemption, or any defect in such notice, to any holder of shares of Series F Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series F Preferred Stock.

In case of any redemption of only part of the shares of the Series F Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either pro rata or by lot.

If notice of redemption has been duly given and, if on or before the redemption date specified in such notice, we have set aside all funds necessary for the redemption, separate and apart from our other assets, in trust for the pro rata benefit of the holders of the shares of Series F Preferred Stock called for redemption, so as to be and continue to be available therefor, or deposited with a bank or trust company selected by our board of directors (or any duly authorized committee of our board of directors) (the “redemption depository”) in trust for the pro rata benefit of the holders of the shares of Series F Preferred

Stock called for redemption, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date all shares of Series F Preferred Stock called for redemption shall cease to be outstanding, all dividends with respect to such shares of Series F Preferred Stock shall cease to accrue after the redemption date, and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption from the redemption depository at any time after the redemption date from the funds so deposited, without interest. We shall be entitled to receive, from time to time, from the redemption depository any interest accrued on such funds, and the holders of any shares called for redemption shall have no claim to any such interest. Any funds so deposited and unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released or repaid to us, and in the event of such repayment, the holders of record of the shares of Series F Preferred Stock called for redemption shall be determined to be our unsecured creditors for an amount equivalent to the amount deposited as stated above for the redemption of such shares and so repaid to us, but shall in no event be entitled to any interest.

Under the Federal Reserve’s current risk-based capital guidelines applicable to bank holding companies, any redemption of the Series F Preferred Stock is subject to prior approval by the Federal Reserve. The Certificate of Designations creating the Series F Preferred Stock explicitly provides that any redemption of the Series F Preferred Stock is subject to our receipt of any required prior approval by the Federal Reserve and to the satisfaction of any conditions set forth in the capital guidelines or regulations of the Federal Reserve applicable to redemption of the Series F Preferred Stock.

See below “Description of Depositary Shares—Redemption of Depositary Shares” for information about redemption of the depositary shares relating to the Series F Preferred Stock.

Liquidation Rights

In the event we liquidate, dissolve or wind-up our business and affairs, either voluntarily or involuntarily, holders of the Series F Preferred Stock are entitled to receive a liquidating distribution of $25,000 per share (equivalent to $25 per depositary share), plus the per share amount of any declared and unpaid dividends prior to the date of payment of such liquidating distribution (but without any amount in respect of dividends that have not been declared prior to such payment date), after satisfaction of liabilities or obligations to creditors and subject to the rights of holders of any securities ranking senior to Series F Preferred Stock with respect to distributions upon the voluntary or involuntary liquidation, dissolution or winding-up of our business and affairs, and before we make any distribution of assets to the holders of our common stock or any other class or series of our capital stock ranking junior to the Series F Preferred Stock with respect to distributions upon our liquidation, dissolution or winding-up. After payment of the full amount of the liquidating distribution described above, the holders of the Series F Preferred Stock shall not be entitled to any further participation in any distribution of our assets.

In any such distribution, if our assets or the proceeds thereof are not sufficient to pay the full liquidation preferences (as defined below) to all holders of the Series F Preferred Stock and all holders of liquidation parity stock (as defined below), if any, as to such distribution with the Series F Preferred Stock, the amounts paid to the holders of Series F Preferred Stock and liquidation parity stock, if any, will be paid pro rata in accordance with the respective aggregate liquidation preferences of the Series F Preferred Stock and such liquidation parity stock.

As used in this “Description of Series F Preferred Stock,” “liquidation preference” means, with respect to any class or series of our capital stock, the amount otherwise payable upon such class or series of capital stock in connection with any distribution upon our liquidation, dissolution or winding-up (assuming no limitation on our assets available for such distribution), including an amount equal to any declared but unpaid dividends (and in the case of any holder of capital stock on which dividends cumulate, an amount equal to any unpaid, accrued, cumulative dividends, whether or not declared, as applicable).

If the liquidation preference has been paid in full to all holders of Series F Preferred Stock and liquidation parity stock, if any, the holders of our common stock or any other class or series of shares ranking junior to the Series F Preferred Stock with respect to distributions upon our liquidation, dissolution or winding-up shall be entitled to receive all our remaining assets or the proceeds thereof according to their respective rights and preferences.

Our merger or consolidation with any other entity, including a merger or consolidation in which the holders of Series F Preferred Stock receive cash, securities or property for their shares, or the sale, lease or exchange of all or substantially all of our assets (for cash, securities or other property), shall not constitute a liquidation, dissolution or winding-up of our business or affairs.

As used in this “Description of Series F Preferred Stock,” “liquidation parity stock” means any other class or series of our capital stock now or hereafter authorized, issued or outstanding that, by its terms, expressly provides that it ranks pari passu with the Series F Preferred Stock as to the payment of distributions upon our liquidation, dissolution or winding-up.

Voting Rights

General

Except as provided below or as may be required by law, the holders of the Series F Preferred Stock have no voting power, and no right to vote on any matter at any time, either as a separate series or class or together with any other series or class of shares of our capital stock, and are not entitled to participate in meetings of holders of our common stock or to call a meeting of the holders of any one or more classes or series of our capital stock for any purpose. Each holder of Series F Preferred Stock has one vote per share (except as otherwise indicated below) on any matter on which holders of Series F Preferred Stock are entitled to vote, including when acting by written consent.

All voting rights conferred on the Series F Preferred Stock shall not apply if, at or prior to the time when the act with respect to which such vote or consent would otherwise be required shall be effected, all outstanding shares of Series F Preferred Stock have been redeemed or called for redemption upon proper notice and sufficient funds for the redemption have been set aside.

Right to Elect Two Directors upon Nonpayment

If and when dividends on the Series F Preferred Stock have not been declared and paid in an aggregate amount in full for at least six quarterly dividend periods (whether or not consecutive) (a “non-payment event”), the authorized number of directors then constituting our board of directors will automatically be increased by two. Holders of the Series F Preferred Stock, together with the holders of all other affected classes and series of voting parity stock (as defined below), voting as a single class, will be entitled to elect the two additional members of our board of directors (the “preferred stock directors”) at any annual or special meeting of stockholders at which directors are to be elected or any special meeting of the holders of the Series F Preferred Stock and any voting parity stock for which dividends have not been paid, called as provided below; provided that the election of any such directors will not cause us to violate the corporate governance requirements of the New York Stock Exchange (or any other exchange or other trading facility on which our securities may be listed or traded) that listed or quoted companies must have a majority of independent directors; and provided further that our board of directors shall, at no time, include more than two preferred stock directors.

At any time after this voting power has vested as described above, our Corporate Secretary may, and upon the written request of holders of record of at least 20% of the aggregate number of outstanding shares F Preferred Stock and voting parity stock for the election of the preferred stock directors. Notice for a special meeting will be given in a similar manner to that provided in our Bylaws for a special meeting of the stockholders, or as required by law. If our Corporate Secretary is required to call a meeting but does not do so within 20 days after receipt of any such request, then any holder of shares of the Series F Preferred Stock may (at our expense) call such meeting, upon notice as provided in this section, and for that purpose only such holder of Series F Preferred Stock will have access to our stock books. The preferred stock directors elected at any such special meeting will hold office until the next annual meeting of our stockholders unless they have been previously terminated as described below. In case any vacancy occurs among the preferred stock directors, a successor will be elected by our board of directors to serve until the next annual meeting of the stockholders upon the nomination of the then remaining preferred stock directors or if none remains in office, by the vote of the holders of record of a majority of the outstanding shares of the Series F Preferred Stock and all voting parity stock for which dividends have not been paid, voting as a single class. Any preferred stock director may be removed at any time without cause by the holders of record of a majority of the outstanding shares of Series F Preferred Stock and all voting parity stock, when they have the voting rights described above (voting together as a single class). The preferred stock directors shall each be entitled to one vote per director on any matter.

Whenever full dividends have been paid on the Series F Preferred Stock for four consecutive dividend periods after a non-payment event, then the right of the holders of the Series F Preferred Stock to elect the preferred stock directors will cease (but subject always to the same provisions for the vesting of these voting rights in the case of any non-payment event in respect of future dividend periods). When the rights of the Series F Preferred Stock and any voting parity stock to elect preferred stock directors have all ceased, the terms of office of all preferred stock directors will immediately terminate and the number of directors constituting our board of directors will be reduced accordingly.

As used in the “Description of Series F Preferred Stock,” “voting parity stock” means our outstanding Series E Preferred Stock and any and all series of dividend parity stock having voting rights to elect directors upon the non-payment of dividends equivalent to those described above.

Under regulations adopted by the Federal Reserve, if the holders of any series of preferred stock are or become entitled to vote for the election of directors, such series will be deemed a class of voting securities and a company holding 25% or more of the series, or 5% or more if it otherwise is deemed by the Federal Reserve to exercise a “controlling influence” over us, will be subject to regulation as a bank holding company under the Bank Holding Company Act of 1956, as amended (“BHC Act”). In addition, at the time the series is deemed a class of voting securities, any other bank holding company will be required to obtain the prior approval of the Federal Reserve under the BHC Act to acquire or retain more than 5% of that series. Any other person (other than a bank holding company) will be required to obtain the non-objection of the Federal Reserve under the Change in Bank Control Act of 1978, as amended, to acquire or retain 10% or more of that series of voting securities.

Other Voting Rights

So long as any shares of Preferred Stock remain outstanding, in addition to any other vote or consent of stockholders required by law or our Certificate of Incorporation, the affirmative vote or consent of the holders of at least two-thirds of all of the then-outstanding shares of Series F Preferred Stock entitled to vote thereon, voting separately as a single class, shall be required to:

•authorize or increase the authorized amount of, or issue shares of, any class or series of our capital stock ranking senior to the Series F Preferred Stock with respect to payment of dividends or as to distributions upon our liquidation, dissolution or winding-up, or issue any obligation or security convertible into or evidencing the right to purchase any such class or series of our capital stock; or

•amend the provisions of our Certificate of Incorporation, including the Certificate of Designations creating the Series F Preferred Stock or any other series of preferred stock,

so as to materially and adversely affect the special powers, preferences, privileges or rights of the Series F Preferred Stock, taken as a whole

When determining the application of the supermajority voting rights described in this section, the authorization, creation and issuance, or an increase in the authorized or issued amount of, junior stock or any series of preferred stock, or any securities convertible into or exchangeable or exercisable for junior stock or any series of preferred stock, that ranks equally with the Series F Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and as to distributions upon our liquidation, dissolution or winding-up shall not be deemed to adversely affect the powers, preferences, privileges or rights, and shall not require the affirmative vote or consent of, the holders of any outstanding shares of Series F Preferred Stock.

Voting Rights under Delaware Law

Delaware law provides that the holders of preferred stock will have the right to vote separately as a class on any amendment to our Certificate of Incorporation that would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of the shares of such class, or alter or change the powers, preferences, or special rights of the shares of such class so as to affect them adversely. If any such proposed amendment would alter or change the powers, preferences or special rights of one or more series of preferred stock so as to affect them adversely, but would not so affect the entire class of preferred stock, only the shares of the series so affected shall be considered a separate class for purposes of this vote on the amendment. This right is in addition to any voting rights that may be provided for in our Certificate of Incorporation or the Certificate of Designations creating the Series F Preferred Stock.

Changes for Clarification

We may, without the consent of the holders of Series F Preferred Stock, amend, alter, supplement or repeal any terms of the Series F Preferred Stock, so long as such action does not adversely affect the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, in order to (i) to cure any ambiguity, or to cure, correct or supplement any provision contained in the Certificate of Designations creating the Series F Preferred Stock that may be defective or inconsistent or (ii) to make any provision with respect to matters or questions arising with respect to the Series F Preferred Stock that is not inconsistent with the provisions of the Certificate of Designations creating the Series F Preferred Stock.

Other Preferred Stock

Our authorized capital stock include 3,000,000 shares of preferred stock, par value $0.01 per share, as reflected in our Certificate of Incorporation. Our board of directors is authorized without further shareholder action to cause the issuance of additional shares of preferred stock. Any additional preferred stock may be issued in one or more series, each with preferences, limitations, designations, conversion or exchange rights, voting rights, dividend rights, redemption provisions, voluntary and involuntary liquidation rights and other rights as our board of directors may determine at the time of issuance.

Depositary, Transfer Agent and Registrar

Broadridge Corporate Issuer Solutions, Inc. is the depositary, transfer agent and registrar for the Series F Preferred Stock. We may, in our sole discretion, remove the depositary in accordance with the agreement between us and the depositary; provided that we will appoint a successor depositary who will accept such appointment prior to the effectiveness of its removal.

DESCRIPTION OF DEPOSITARY SHARES

The following is a brief description of the material terms of the depositary shares. The following summary does not purport to be complete in all respects, and is qualified in its entirety by reference to the pertinent sections of the Deposit Agreement (as defined below), the form of depositary receipts evidencing the depositary shares, and our Certificate of Incorporation, including the Certificate of Designations creating the Series F Preferred Stock, Bylaws, and the applicable provisions of the DGCL and federal law governing bank holding companies, because they, and not the summaries, define the rights of holders of our depositary shares.

General

We have issued 6,000,000 depositary shares representing proportional fractional interests in 6,000 shares of our Series F Preferred Stock. Each depositary share represents a 1/1,000th interest in a share of our Series F Preferred Stock, and is evidenced by depositary receipts. We have deposited the underlying shares of the Series F Preferred Stock with a depositary pursuant to a deposit agreement among us, Broadridge Corporate Issuer Solutions, Inc., acting as depositary, and the holders from time to time of the depositary receipts evidencing the depositary shares (the “Deposit Agreement”). Subject to the terms of the Deposit Agreement, each holder of a depositary share is entitled, through the depositary, in proportion to the applicable fraction of a share of Preferred Stock represented by such depositary share, to all the rights and preferences of the Series F Preferred Stock represented thereby (including dividend, voting, redemption and liquidation rights).

In this “Description of Depositary Shares,” references to “holders” of depositary shares mean those who own depositary shares registered in their own names on the books that we or the depositary maintain for this purpose. DTC is the only registered holder of the depositary receipts representing the depositary shares. References to “holders” of depositary shares do not include indirect holders who own beneficial interests in depositary shares registered in street name or issued in book-entry form through DTC. Please review the special considerations that apply to indirect holders described in the section entitled “Book-Entry Procedures and Settlement.”

Dividends and Other Distributions

Each dividend payable on a depositary share is in an amount equal to 1/1,000th of the dividend declared and payable on the related share of the Series F Preferred Stock.

The depositary will distribute any cash dividends or other cash distributions received in respect of the deposited Series F Preferred Stock to the record holders of depositary shares relating to the underlying Series F Preferred Stock in proportion to the number of depositary shares held by the holders. If we make a distribution other than in cash, the depositary will distribute any such amounts of the securities or property received by it to the record holders of depositary shares entitled to those distributions, unless it determines that the distribution cannot be made proportionally among those holders or that it is not feasible to make a distribution. In that event, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders of the depositary shares.

Record dates for the payment of dividends and other matters relating to the depositary shares will be the same as the corresponding record dates for the Series F Preferred Stock.

The amounts distributed to holders of depositary shares will be reduced by any amounts required to be withheld by the depositary or by us on account of taxes or other governmental charges. The depositary may refuse to make any payment or distribution, or any transfer, exchange, or withdrawal of any depositary shares or the shares of the Series F Preferred Stock until such taxes or other governmental charges are paid.

Redemption of Depositary Shares

If we redeem the Series F Preferred Stock represented by the depositary shares, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption of the Series F Preferred Stock held by the depositary. The redemption price per depositary share is expected to be equal to 1/1,000th of the redemption price per share payable with respect to the Series F Preferred Stock (or $25 per depositary share), plus any declared and unpaid dividends, without accumulation of any undeclared dividends.

Whenever we redeem shares of Series F Preferred Stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing shares of Series F Preferred Stock so redeemed. If fewer than all of the outstanding depositary shares are redeemed, the depositary will select the depositary shares to be redeemed pro rata, by lot or by any other equitable manner as we may decide. The depositary will mail notice of redemption to record holders of the depositary receipts not less than 30 and not more than 60 days prior to the date fixed for redemption of the Series F Preferred Stock and the related depositary shares.

Voting the Series F Preferred Stock

Because each depositary share represents a 1/1,000th interest in a share of the Series F Preferred Stock, holders of depositary receipts will be entitled to 1/1,000th of a vote per depositary share under those limited circumstances in which holders of the Series F Preferred Stock are entitled to a vote.
When the depositary receives notice of any meeting at which the holders of the Series F Preferred Stock are entitled to vote, the depositary will mail or transmit by such other method approved by the depositary, in its reasonable discretion, the information contained in the notice to the record holders of the depositary shares relating to the Series F Preferred Stock. Each record holder of the depositary shares on the record date, which will be the same date as the record date for the Series F Preferred Stock, may instruct the depositary to vote the amount of the Series F Preferred Stock represented by the holder’s depositary shares. To the extent possible, the depositary will vote the amount of the Series F Preferred Stock represented by depositary shares in accordance with the instructions it receives. We will agree to take all reasonable actions that the depositary determines are necessary to enable the depositary to vote as instructed. If the depositary does not receive specific instructions from the holders of any depositary shares representing the Series F Preferred Stock, it will not vote the amount of the Series F Preferred Stock represented by such depositary shares.

Preemptive and Conversion Rights

The holders of the depositary shares do not have any preemptive or conversion rights.

Depositary, Transfer Agent and Registrar

Broadridge Corporate Issuer Solutions, Inc. is the depositary, transfer agent and registrar for the depositary shares.

Form of Preferred Stock and Depositary Shares

The depositary shares are issued in book-entry form through DTC. The Series F Preferred Stock are issued in registered form to the depositary.

Listing of Depositary Shares

The depositary shares are listed on the New York Stock Exchange under the symbol “WBS PrF.”

The Deposit Agreement

Amendment and Termination of the Deposit Agreement

We and the depositary may generally amend the form of depositary receipt evidencing the depositary shares and any provision of the Deposit Agreement at any time without the consent of the holders of depositary shares. However, any amendment (other than any change in the fees of any depositary, depositary’s agent, transfer agent, or registrar, as the case may be) that materially and adversely alters the rights of the holders will not be effective unless such amendment has been approved by holders of depositary shares representing at least a two-thirds of the depositary shares then outstanding.

The Deposit Agreement may be terminated by us or the depositary if:

•all outstanding depositary shares have been redeemed;

•there has been made a final distribution in respect of the Series F Preferred Stock in connection with our liquidation, dissolution or winding-up, and such distribution has been distributed to the holders of depositary shares; or

•there has been consent of holders of depositary shares representing not less than two-thirds of the depositary shares outstanding.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering a notice to us of its election to do so. We may remove the depositary at any time by providing notice. Any such resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of such appointment. The successor depositary must, generally, be appointed within 60 days after delivery of the notice of resignation or removal and be a person with a principal office in the United States and having a combined capital and surplus (along with its affiliates) of at least $50 million. If a successor is not appointed within 60 days, the outgoing depositary may petition a court to do so.

Miscellaneous

The depositary will not be liable for any delays or failures in performance of its obligations under the Deposit Agreement resulting from acts beyond its reasonable control. The depositary will not be obligated to appear in, prosecute or defend any legal proceeding relating to any depositary shares or preferred stock unless reasonably satisfactory indemnity is furnished.